UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2005

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)		No.)
20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code:                          (816) 421-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

[     ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sale of the Goose Creek Energy Facility

     On December 16, 2005, a wholly-owned subsidiary of the Company, Aquila Piatt County Power, L.L.C. ("Aquila Piatt"), entered into an asset purchase and sale agreement with Union Electric Company d/b/a AmerenUE ("AmerenUE"), under which Aquila Piatt has agreed to sell to AmerenUE the Goose Creek Energy Facility. The Goose Creek Energy Facility is a 510 MW natural gas-fired, simple-cycle power generation "peaking" facility located in Piatt County, Illinois.

     The asset purchase and sale agreement provides for the payment of a cash purchase price of $105 million at closing. The agreement contains various provisions customary for transactions of this size and type, including representations, warranties and covenants with respect to the Goose Creek Energy Facility that are subject to customary limitations. Completion of the sale transaction depends on several conditions being satisfied by June 1, 2006 (subject to extension for up to an additional 90 days in limited circumstances), including: (i) the non-occurrence of a material adverse event, as described in the asset purchase and sale agreement; (ii) the approval of the Kansas Corporation Commission and the Federal Energy Regulatory Commission; (iii) the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended; (iv) the closing of the sale transaction related to the Raccoon Creek Energy Facility, as described below; and (v) the other closing conditions set forth in the asset purchase and sale agreement.

Sale of the Raccoon Creek Energy Facility

     On December 16, 2005, a wholly-owned subsidiary of the Company, MEP Flora Power, LLC ("MEP"), entered into an asset purchase and sale agreement with Union Electric Company d/b/a AmerenUE ("AmerenUE"), under which MEP has agreed to sell to AmerenUE the Raccoon Creek Energy Facility. The Raccoon Creek Energy Facility is a 340 MW natural gas-fired, simple-cycle power generation "peaking" facility located in Clay County, Illinois.

     The asset purchase and sale agreement provides for the payment of a cash purchase price of $70 million at closing. The agreement contains various provisions customary for transactions of this size and type, including representations, warranties and covenants with respect to the Raccoon Creek Energy Facility that are subject to customary limitations. Completion of the sale transaction depends on several conditions being satisfied by June 1, 2006 (subject to extension for up to an additional 90 days in limited circumstances), including: (i) the non-occurrence of a material adverse event, as described in the asset purchase and sale agreement; (ii) the approval of the Kansas Corporation Commission and the Federal Energy Regulatory Commission; (iii) the expiration or early termination of any waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended; (iv) the closing of the sale transaction related to the Goose Creek Energy Facility, as described above; and (v) the other closing conditions set forth in the asset purchase and sale agreement.

     The foregoing descriptions of the asset purchase and sale agreements and the transactions contemplated thereby do not purport to be complete and are qualified by reference to the asset purchase and sale agreements, copies of which are filed as exhibits to this Form 8-K. Each of the asset purchase and sale agreements contains representations and warranties of the parties made to (and solely for the benefit of) each other, and the assertions embodied in those representations and warranties are qualified by information in confidential schedules that the parties have exchanged with each other. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, because they were made as of the date of each agreement and are modified in important part by the confidential disclosure schedules.

     A copy of the press release relating to the foregoing transactions is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 2.06 Material Impairments.

     On December 15, 2005, we determined that the Goose Creek Energy Facility and the Raccoon Creek Energy Facility should be classified as "held for sale" rather than "held and used" as they had previously been classified. As a result, we reassessed the realizability of the carrying value of our investments in these facilities and concluded that they were impaired. We based this conclusion on the anticipated net sale proceeds of the sale transactions described above. Based on the expected net sale proceeds and transaction-related costs, we recorded a pre-tax non-cash impairment charge of approximately $93.6 million and $65.9 million for the Goose Creek Energy Facility and the Raccoon Creek Energy Facility, respectively, or an after-tax loss of approximately $58.5 million and $41.2 million on the Goose Creek Energy Facility and the Raccoon Creek Energy Facility, respectively. We expect to receive an aggregate book tax benefit on the asset sales of approximately $59.8 million (tax calculation on the pre-tax loss of approximately $159.5 million), although there will be no immediate cash tax receivable on the asset sales due to our loss carryovers. We do not anticipate any additional material exit or disposal costs or future cash expenditures related to these impairments.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits

        10.1     Asset Purchase and Sale Agreement by and between Aquila Piatt County Power, L.L.C. and Union Electric Company d/b/a AmerenUE, dated as of December 16, 2005

        10.2     Asset Purchase and Sale Agreement by and between MEP Flora Power, LLC and Union Electric Company d/b/a AmerenUE, dated as of December 16, 2005

        99.1     Press release dated December 16, 2005

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson Senior Vice President and Chief Financial Officer Date: December 16, 2005